ROO Group Announces Addition of Independent Director, Management Change and Release of Shares in Escrow

Thursday February 7, 9:05 pm ET

NEW YORK, Feb. 7 /PRNewswire-FirstCall/ -- ROO Group (OTC Bulletin Board: RGRP - News) today announced that Lars Kroijer has been appointed to the Company's Board of Directors as an independent director, effective February 7, 2008. The addition of Mr. Kroijer brings the Company's Board of Directors to a total of six members, including three independent directors.

Mr. Kroijer, 36, is the CEO of Holte Capital Ltd, a London-based special situations hedge fund which he founded in 2002. Prior to establishing Holte Capital, Mr. Kroijer served in the London office of HBK Investments focusing on special situations investing and event-driven arbitrage. In addition, he previously worked at SC Fundamental, a value-focused hedge fund based in New York, and the investment banking division of Lazard Freres in New York. Mr. Kroijer graduated Magna Cumme Laude from Harvard University and received a MBA from Harvard Business School.

Mr. Kroijer has been simultaneously appointed as chairman of ROO's Compensation Committee.

Kaleil Isaza Tuzman, chairman and chief executive officer of ROO Group, commented, "I have known Lars for over 15 years and believe his intellect, oversight and knowledge of Wall Street will be of great value to ROO going forward."

Additionally, Steve Quinn, president and chief operating officer, and the Company have parted ways effective immediately. Recently appointed head of network operations and product management, Sean Coutts, will assume Mr. Quinn's overall operational responsibilities. Paula Balzer, head of sales and marketing, will assume Mr. Quinn's sales coordination and business development responsibilities.

The Company also announced the release of 2 million shares to News Corporation pursuant to the services agreement between the companies of January 25, 2007. The shares released were already outstanding, hence current total common shares outstanding remains at 38.94 million. Under this agreement, ROO issued shares to News Corporation contingent on ROO's meeting revenue milestones related to its provision of products and services to various units of News Corporation. Such milestones have been met to date. Under the terms of the original agreement, News Corporation still has the ability to receive an additional 2 million of ROO's common shares on January 25, 2010, based on achieving a separate, three-year revenue milestone. The shares pursuant to this final milestone have not yet been issued. News Corporation has not made a financial investment in ROO.

About ROO

ROO Group Inc. (OTC Bulletin Board: RGRP - News), through its 100% subsidiary ROO Media Corporation, is a global service provider enabling businesses to leverage their digital media assets and provide an enhanced user experience. The Company's proprietary platform and content management system, the ROO Video Exchange, and a suite of related products, allows web sites and their advertisers to organize video content, target advertising and maximize views. ROO is the service provider of choice for companies seeking enterprise level solutions and effective strategies for monetizing digital media assets. The Company also operates an advertising agency business specializing in a variety of media services including direct marketing, brand planning and identity, media buying and packaging. ROO has offices in New York, London, Dubai and Melbourne, Australia. For additional information, please visit www.roo.com.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of ROO Group, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Source: ROO Group